Exhibit 17(d)
Consent of Morgan Stanley & Co. LLC
We hereby consent to the use in the Registration Statement of Blue Owl Technology Finance Corp. (“OTF”) on Form N-14 (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of OTF and Blue Owl Technology Finance Corp. II (“OTF II”), which is part of the Registration Statement, of our written opinion, dated November 12, 2024, appearing as Annex E to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Questions and Answers about the Special Meetings and the Mergers — Questions and Answers about the Mergers”, “The Mergers — Background of the Mergers”, “The Mergers — Reasons for the Merger — OTF II” and “The Mergers — Opinions of the OTF II Special Committee’s Financial Advisors.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By: /s/ Samantha Owades
Name: Samantha Owades
Title: Managing Director

November 22, 2024